Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

September 28, 2021

iMedia Brands, Inc.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

Ladies and Gentlemen:

We have acted as counsel to iMedia Brands, Inc., a Minnesota corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated September 23, 2021 (the “Prospectus Supplement”) to the prospectus dated August 12, 2021 (together, with the Prospectus Supplement, the “Prospectus”) relating to the offer and sale by the Company, pursuant to that certain Underwriting Agreement, dated September 23, 2021 (the “Underwriting Agreement”), between B. Riley Securities, Inc., as the representative of the several underwriters listed on Schedule I thereto (the “Underwriters”) and the Company, of $80,000,000 aggregate principal amount of its 8.50% Senior Unsecured Notes due 2026 (the “Offered Securities”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-258519) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

The Offered Securities will be issued under the Indenture, dated September 28, 2021 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and the First Supplemental Indenture, dated September 28, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, and sold pursuant to the Underwriting Agreement.

We have examined or are otherwise familiar with the Fourth Amended and Restated Articles of Incorporation and the By-Laws of the Company, and the corporate actions taken in connection with the Indenture and the issuance of the Offered Securities. We have also examined (i) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; (ii) the Prospectus; (iii) the Indenture; (iv) executed copies of the global notes evidencing the Offered Securities; and (v) the Underwriting Agreement.

iMedia Brands, Inc.

September 28, 2021

We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records and other records, agreements, documents, certificates and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, without any independent verification thereof. We have also examined such authorities of law as we have deemed relevant as a basis for our opinions.

We have also relied, without investigation, upon the following assumptions: (i) all public records of the Company and all information, representations and warranties contained in the records, agreements, documents, certificates and instruments we have reviewed are accurate, truthful and complete; (ii) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (iii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iv) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures, including electronic signatures, on each such document are genuine; (vi) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in Minnesota; (viii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; (ix) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (x) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Offered Securities, when duly authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, voidable transactions, receivership and other laws affecting creditors’ rights generally from time to time in effect, (b) general equity principles including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law), (c) limitations by any governmental authority that limit, delay or prohibit the making of payments outside of the United States, and (d) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); and (x) may require that a claim with respect to any debt securities that are payable other than in U.S. dollars (or a foreign currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

iMedia Brands, Inc.

September 28, 2021

We express no opinion concerning any law other than the laws of the State of Minnesota and the State of New York, and we express no opinion as to the effect of any other laws. In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Offered Securities.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above and to facts and laws existing on the date hereof, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Indenture or the Offered Securities. By rendering our opinion, we do not undertake to advise you with respect to any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on September 28, 2021 and thereby incorporated by reference into the Registration Statement and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman, Partner